UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2022

Super League Gaming, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38819	47-1990734
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2912 Colorado Avenue, Suite #203 Santa Monica, California 90404
(Address of principal executive offices)

(802) 294-2754
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SLGG	Nasdaq Capital Market

Item 1.01. Entry into a Material Definitive Agreement.

On May 16, 2022, Super League Gaming, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with three institutional investors (collectively, the “Note Holders”) providing for the sale and issuance of a new series of senior secured convertible notes in the aggregate original principal amount of $4,320,000, of which 8% is an original issue discount (each, a “Note,” and, collectively, the “Notes,” and such financing, the “Note Offering”). Each Note will accrue interest at a guaranteed annual rate of 9% per annum and mature 12 months from the date of issuance, and is convertible at the option of the Note Holders into that number of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), equal to the sum of the outstanding principal balance, accrued and unpaid interest, and accrued and unpaid late charges (the “Conversion Amount”), divided by the initial conversion price of $4.00, subject to adjustment upon the occurrence of certain events as more specifically set forth in the Note; provided, however, in accordance with Section 4(z) of the Purchase Agreement, in no event will the Company be permitted to issue more than 19.99% of the shares of Common Stock issued and outstanding immediately prior to the Note Offering, which number of shares shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the Note Offering, without obtaining the approval of the Company’s stockholders for issuances of shares of Common Stock in excess of such amount, or unless certain other conditions in the Purchase Agreement are satisfied.

In addition, the Company may be required to redeem all or a portion of the Notes under certain circumstances, and, in the event (A) the Company sells Common Stock pursuant to the Equity Line of Credit (as defined in the Notes), or (B) consummates a Subsequent Placement (as defined in the Purchase Agreement), then the Note Holders will have the right, but not the obligation, to require the Company to use 50% of the proceeds raised from such sale to redeem all or any portion of the Conversion Amount then remaining under the Note, in cash, at a price equal to the Conversion Amount being redeemed. The Company may, at its option, redeem all or a portion of the Note at a price equal to 110% of the Conversion Amount being redeemed.

In the event of default, which default remains uncured, the Notes shall bear interest at a rate of 18% per annum, and the Notes shall be convertible at an alternative conversion price of 90% of the lowest VWAP (as defined in the Notes) of the ten trading days immediately preceding the date for which the alternate conversion price is being calculated.

After deducting the original issue discount and the costs and expenses projected to be incurred in connection with the Note Offering, including to the placement agent, the net proceeds to the Company are estimated to be approximately $3,900,000, which proceeds are to be used for general corporate purposes.

Concurrently with the Purchase Agreement, the Company and the Note Holders entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company will agree to file a Registration Statement on Form S-3 within 30 days after the closing of the Note Offering to register the shares of Common Stock underlying the Notes.

The Purchase Agreement, the form of the Note, and the Registration Rights Agreement are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The descriptions of the terms of the Purchase Agreement, Note, and Registration Rights Agreement set forth above are qualified in their entirety by reference to such exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the Note Offering, on May 16, 2022, the Company sold Notes in the aggregate original principal amount of $4,320,000. The Notes were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each of the Note Holders represented that it was an "accredited investor" as defined in Regulation D.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits Index

Exhibit No.	Description
10.1	Securities Purchase Agreement between Super League Gaming, Inc., and the investor signatories thereto, dated May 16, 2022
10.2	Form of May 2022 Convertible Promissory Note
10.3	Registration Rights Agreement between Super League Gaming, Inc., and the investor signatories thereto, dated May 16, 2022
104	Cover Page Interactive Data Filed (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Super League Gaming, Inc.

Date: May 16, 2022	By:	/s/ Clayton Haynes
Clayton Haynes Chief Financial Officer